Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 07-009	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802
For Immediate Release		Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE TO ACQUIRE SEA MAR FLEET FROM NABORS

July 24, 2007 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has entered into a definitive asset purchase agreement with certain affiliates of Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) to acquire 20 offshore supply vessels (“OSVs”) and their related business (the “Sea Mar Fleet”) for cash consideration of $186.0 million, plus the cost of any fuel inventory on such vessels. The Sea Mar Fleet is comprised of ten 200 class DP-1 new generation OSVs and ten conventional OSVs.

The Company has also agreed to purchase one 285-foot DP-2 new generation OSV currently under construction at a domestic shipyard with an anticipated fourth quarter 2008 delivery. The expected cost of this newbuild vessel, prior to allocation of construction period interest, is approximately $34.0 million, of which about $7.3 million will be paid to Nabors at closing.

All of the vessels to be acquired by Hornbeck Offshore are U.S. flagged and qualify for U.S. coastwise trade under the “Jones Act” except for one of the conventional vessels, which is foreign-flagged. In addition, under a separate agreement and effective upon closing, Hornbeck Offshore will manage five Nabors-owned Mexican flagged vessels currently operating offshore Mexico.

The Sea Mar acquisition will be funded with cash on-hand and is expected to be immediately accretive to earnings. Cash utilized for this transaction will not alter the Company’s plans to fund its previously announced newbuild and conversion programs from remaining cash on-hand and projected cash flows from operations. Closing is subject to customary conditions, including third party consents and regulatory approvals, and is expected to occur in early August 2007.

Todd Hornbeck, the Company’s Chairman, President and CEO, commented, “We are very excited about not only acquiring a well regarded fleet of new generation OSVs, but also the opportunity to attract Sea Mar’s highly respected mariners and its shoreside management and support staff to become part of the Hornbeck Offshore team. Sea Mar has an outstanding reputation for quality and safety, and we believe that its operational culture is very similar to our own.”

Conference Call

The Company will hold a brief conference call to discuss the Sea Mar acquisition at 9:00 a.m. Eastern (8:00 a.m. Central) tomorrow, July 25, 2007. To participate in the call, dial (303) 262-2140 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 1, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11094239#.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations, beliefs and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations, beliefs and projections will prove to be correct and does not undertake any duty to update them. Important factors that might cause future results to differ from these assumptions, expectations, beliefs and projections include, but are not limited to, industry risks, changes in capital spending budgets by customers, fluctuations in oil and natural gas prices, variations in demand for vessel services, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the inability to secure contracts for vessels under construction at currently expected dayrates, the level of fleet additions by competitors and over-capacity, economic and political risks, weather related risks, the ability to hire and retain qualified marine personnel including Sea Mar mariners, regulatory risks, the repeal or administrative weakening of the Jones Act, shipyard construction and drydocking delays and cost overruns and related risks, vessel accidents, unplanned customer suspensions, cancellations or non-renewal of contracts, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar, the loss or suspension of coastwise trade endorsements existing on or to be obtained for the Sea Mar vessels, any unanticipated negative impact on the Company of disclosed or undisclosed matters relating to Sea Mar vessels and operations, construction delays, cost overruns, design flaws or other factors that negatively impact the anticipated utility of the Sea Mar vessel under construction, delays in closing or the inability to close the Sea Mar acquisition for any reason including the inability to timely receive required consents and approvals, such as early termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, risks that integration of the Sea Mar fleet’s operations will be more difficult or costly than anticipated, unanticipated material increases in operating or drydocking costs or expenses associated with the Sea Mar vessels, risks associated with expanded foreign operations and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006